Exhibit 99.1

Results Reported for Exploratory Phase 2 Study of Nexavar in Combination with
Chemotherapeutic Agent Paclitaxel for Treatment of Advanced Breast Cancer
Preliminary Results Require Further Analysis and Interpretation
Wayne, NJ and Emeryville, CA – September 30, 2009 – Bayer HealthCare Pharmaceuticals and Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced results from a randomized, placebo-controlled Phase 2 trial sponsored by Northwestern University. The study, which evaluated Nexavar® (sorafenib) tablets in combination with the chemotherapeutic agent, paclitaxel, in patients with locally advanced or metastatic HER-2 negative breast cancer, demonstrated a positive trend towards improvement of progression-free survival in the treatment group (p-value=0.09). The safety and tolerability profile of the combination was consistent with the previous experience with each agent and no new toxicities were observed.
A complete data analysis from this study is expected to be presented at an upcoming scientific meeting. Patients are continuing to be followed for a secondary endpoint of overall survival.
The trial was led by principle investigator William Gradishar, M.D., professor of medicine, Robert H. Lurie Comprehensive Cancer Center of Northwestern University. “These encouraging data warrant further investigation to determine the potential of the Nexavar and paclitaxel treatment combination in patients with advanced breast cancer, an often underserved patient population,” said Dr. Gradishar.
“The preliminary results in this study demonstrate a clinical signal in favor of this treatment combination. These data require further analysis and interpretation before we determine the appropriate path forward,” said Todd Yancey, M.D., vice president of clinical development at Onyx. “This trial is the second of four from our comprehensive clinical program in breast cancer, which is intended to explore Nexavar’s utility in a number of disease settings.”
Bayer and Onyx recently reported statistically significant results in a randomized Phase 2 trial demonstrating that Nexavar in combination with the oral chemotherapeutic agent, capecitabine, significantly extended progression free survival by 74% in patients with locally advanced or metastatic HER-2 negative breast cancer. Treatment with Nexavar plus capecitabine was tolerable and resulted in no new side effects. Common grade 3 or 4 treatment-related adverse events included hand-foot skin reaction, diarrhea, dyspnea, neutropenia and mucositis.
Breast Cancer Trial Design
The randomized, double-blind, placebo-controlled Phase 2 study evaluated Nexavar in combination with the chemotherapeutic agent, paclitaxel, in 237 patients. These patients had locally recurrent or metastatic HER-2 negative breast cancer and had not received prior chemotherapy in this setting. The study included an assessment of the primary endpoint of progression-free survival. Secondary endpoints included overall survival, time to progression, and safety. Patients were randomized to receive 400 mg of oral Nexavar or matching placebo twice daily, in addition to paclitaxel, given at 90 mg/m2 weekly for three weeks followed by one week of rest.
About the Nexavar Clinical Program in Breast Cancer
The study is part of a clinical development program known as TIES (Trials to Investigate the Effects of Sorafenib in Breast Cancer), where Nexavar is being evaluated in collaboration with investigators and cooperative groups in four large randomized Phase 2 trials for patients with advanced breast cancer and in a variety of treatment settings. In addition to the study evaluating Nexavar in combination with paclitaxel, Bayer and Onyx recently reported results in a Phase 2 trial demonstrating that Nexavar in combination with the oral chemotherapeutic agent, capecitabine, significantly extended progression free survival. One of two remaining trials is evaluating Nexavar plus gemcitabine or capecitabine in the first- or second-line setting following progression on bevacizumab, and the second trial is evaluating Nexavar plus docetaxel and/or letrozole in the first-line setting.
About Breast Cancer
Breast cancer was the most commonly diagnosed cancer among women worldwide in 2007-2008 (approximately 1.3 million cases), and the second leading cause of death among women with cancer (approximately 465,000 deaths). It is the most commonly diagnosed cancer among women in the United States (1 in 4 cancer diagnoses is breast cancer). Approximately 75% of women diagnosed have HER-2 negative breast cancer and 25% have HER-2 positive breast cancer. There are approximately 200,000 new cases of breast cancer in the U.S. and 350,000 in Europe each year. More than 40,000 women in the U.S. die of breast cancer each year.1,2,3,4
Nexavar’s Differentiated Mechanism
Nexavar, an oral anti-cancer therapy, is currently approved in more than 80 countries for liver cancer and in more than 90 countries for the treatment of patients with advanced kidney cancer. Nexavar targets both the tumor cell and tumor vasculature. In preclinical studies, Nexavar has been shown to target members of two classes of kinases known to be involved in both cell proliferation (growth) and angiogenesis (blood supply) – two important processes that enable cancer growth. These kinases included Raf kinase, VEGFR-1, VEGFR-2, VEGFR-3, PDGFR-B, KIT, FLT-3 and RET.
Nexavar is also being evaluated by the companies, international study groups, government agencies and individual investigators as a single agent or combination treatment in a wide range of cancers, including lung, ovarian and colorectal cancer and as an adjuvant therapy for liver and kidney cancer.
Important Safety Considerations For Patients Taking Nexavar
Based on the currently approved U.S. package insert for the treatment of patients with unresectable hepatocellular carcinoma and advanced kidney cancer, hypertension may occur early in the course of therapy and blood pressure should be monitored weekly during the first six weeks of therapy and treated as needed.  In HCC patients, bleeding with a fatal outcome from any site was reported in 2.4% for Nexavar and 4% in placebo. The incidence of treatment-emergent cardiac ischemia/infarction was 2.7% for Nexavar vs. 1.3% for placebo.  In RCC patients, incidence of bleeding regardless of causality was

15% for Nexavar vs. 8% for placebo and the incidence of treatment-emergent cardiac ischemia/infarction was 2.9% for Nexavar vs. 0.4% for placebo. Most common adverse events ≥20% related to Nexavar for both HCC and RCC were fatigue, weight loss, rash/desquamation, hand-foot skin reaction, alopecia, diarrhea, nausea, and abdominal pain. Grade 3/4 adverse events in HCC and RCC patients, respectively, were 45% for Nexavar vs. 32% for placebo and 38% for Nexavar and 28% for placebo. Women of child-bearing potential should be advised to avoid becoming pregnant and advised against breast-feeding.  In cases of any severe or persistent side effects, temporary treatment interruption, dose modification or permanent discontinuation should be considered.
For information about Nexavar including U.S. Nexavar prescribing information, visit www.nexavar.com or call 1.866.NEXAVAR (1.866.639.2827).
About Bayer HealthCare Pharmaceuticals Inc.
Bayer HealthCare Pharmaceuticals Inc. is the U.S.-based pharmaceuticals business of Bayer HealthCare LLC, a subsidiary of Bayer AG. Bayer HealthCare is one of the world’s leading, innovative companies in the healthcare and medical products industry, and combines the activities of the Animal Health, Consumer Care, Diabetes Care, and Pharmaceuticals divisions. Bayer HealthCare Pharmaceuticals comprises the following business units: Women’s Healthcare, Diagnostic Imaging, General Medicine, which includes Cardiology and Primary Care and Specialty Medicine, which includes Hematology, Oncology and Multiple Sclerosis. The company’s aim is to discover and manufacture products that will improve human health worldwide by diagnosing, preventing and treating diseases.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of people with cancer. The company, in collaboration with Bayer HealthCare Pharmaceuticals, Inc., is developing and marketing Nexavar® (sorafenib) tablets, a small molecule drug. For more information about Onyx, visit the company’s website at www.onyx-pharm.com.
Forward Looking Statements
This news release may contain forward-looking statements based on current assumptions and forecasts made by Bayer Group or subgroup management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports which are available on the Bayer Web site at www.bayer.com. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.
This news release also contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding timing, progress and results of the clinical development, safety, regulatory processes, commercialization efforts or commercial potential of Nexavar. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer Healthcare Pharmaceuticals, Inc.
Contacts:

Julie Wood
Investor contact
Onyx Pharmaceuticals, Inc.
(510) 597-6505

Lori Murray	David Freundel
Media contact	Media contact
Onyx Pharmaceuticals, Inc.	Bayer HealthCare Pharmaceuticals
(510) 597-6394	(973) 305-5310

[1]	Pegram M, Slamon D. Biological rationale for HER2/neu(c-erbB2) as a target for monoclonal antibody therapy. Semin Oncol. 2000; 27 (suppl9): 13-19.

[2]	American Cancer Society, 2007 Global Cancer Facts and Figures Report

[3]	American Cancer Society, 2009 Global Cancer Facts and Figures Report

[4]	Estimates of the cancer incidence and mortality in Europe in 2006, Annals of Oncology, 2007 Mar;18(3):581-92